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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 29, 2011 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2011.

The Company reported a net loss of $357,000 for the three months ended March 31, 2011, compared to net income of $279,000 for the three months ended March 31, 2010. Net loss for the six months ended March 31, 2011 was $230,000 compared to net income of $300,000 for the six months ended March 31, 2010.

The Company lost $0.06 per share for the three months ended March 31, 2011 and $0.04 per share for the six months ended March 31, 2011. For each of the three and six months ended March 31, 2010, basic and diluted earnings per share was $0.05.

“Our second quarter results were negatively affected by the still relatively weak housing market,” stated John S. Fitzgerald, President and Chief Executive Officer. He continued, “Updated appraisals received on non-performing loans reflected a continued depreciation in real estate values, resulting in an increase in charge-offs and a net loss for the quarter. While the results for the quarter are disappointing, we continued to make progress during the quarter on property held as Other Real Estate Owned, increasing the total under contract in this portfolio to $8.1 million during the quarter.”

He added, “In addition, we reduced our construction loan portfolio to under $40 million during the quarter, reducing construction loans as a percentage of total loans to 10%. Despite the net loss for the quarter, the reduction in the higher risk-weighted construction loan portfolio helped increase Magyar Bank’s Tier 1 Leverage Ratio to 7.90% as of March 31, 2011. The Bank’s Total Risk-Based Capital Ratio was 12.71% as of March 31, 2011.”

Results from Operations for the Three Months Ended March 31, 2011

Net income decreased $636,000 during the three-month period ended March 31, 2011 compared with the three-month period ended March 31, 2010 due to lower net interest and dividend income and non-interest income between the two periods. Net interest and dividend income declined $398,000 due to lower loan interest income resulting from lower balances of higher-yielding loans and the lower interest rate environment. Non-interest income decreased $568,000 due to lower gains from the sales of assets, specifically other real estate owned, which fell $254,000 to a loss of $157,000 for the quarter ended March 31, 2011 from a gain of $97,000 for the quarter ended March 31, 2010 and investment securities, which fell $235,000 to $35,000 for the quarter ended March 31, 2011 from $270,000 for the quarter ended March 31, 2010. Non-interest expenses increased $188,000, or 4.9%, to $4.1 million for the three months ended March 31, 2011 from $3.9 million for the three months ended March 31, 2010 due to the opening and operation of the Bank’s Bridgewater branch and higher FDIC deposit insurance premiums.

The net interest margin decreased by 16 basis points to 3.14% for the quarter ended March 31, 2011 compared to 3.30% for the quarter ended March 31, 2010. The yield on interest-earning assets fell 47 basis points to 4.73% for the three months ended March 31, 2011 from 5.20% for the three months ended March 31, 2010 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 29 basis points to 1.73% for the three months ended March 31, 2011 from 2.02% for the three months ended March 31, 2010. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income decreased $398,000, or 9.7%, to $3.7 million during the quarter ended March 31, 2011 from $4.1 million during the quarter ended March 31, 2010.

Interest and dividend income decreased $888,000, or 13.7%, to $5.6 million for the three months ended March 31, 2011 from $6.5 million for the three months ended March 31, 2010. The decrease was attributable to a $25.9 million, or 5.1%, decrease in the average balance of interest-earning assets and a 47 basis point decrease in the yield on such assets to 4.73% for the quarter ended March 31, 2011 compared with the prior year period. Interest expense decreased $490,000, or 20.7%, to $1.9 million for the three months ended March 31, 2011 from $2.4 million for the three months ended March 31, 2010. The average balance of interest-bearing liabilities decreased $34.3 million, or 7.2%, between the two periods, while the cost on such liabilities fell 29 basis points to 1.73% for the quarter ended March 31, 2011 compared with the prior year period.

The provision for loan losses was $478,000 for the three months ended March 31, 2011 compared to $750,000 for the three months ended March 31, 2010. The provision for loan losses decreased during the current period compared with the prior year period due to lower levels of non-performing loans and performing construction loans, which require higher provisions. Net charge-offs were $996,000 for the three months ended March 31, 2011 compared to $760,000 for the three months ended March 31, 2010.

The loan charge-offs during the three months ended March 31, 2011 resulted from write-downs of seven impaired loans. The Bank completed foreclosure of two non-performing construction loans totaling $3.0 million during the quarter. These loans were further written down by $224,000 based on updated appraisals and transferred to other real estate owned. Three non-performing loans secured by commercial real estate totaling $3.7 million were deemed impaired during the quarter and written down by $718,000 based on updated appraisals. Finally, two consumer loans totaling $54,000 were completely charged off during the quarter.

Non-interest income decreased $568,000, or 71.4%, to $227,000 during the three months ended March 31, 2011 compared to $795,000 for the three months ended March 31, 2010. The decrease was attributable to lower gains on the sales of assets. The Company recorded a $157,000 loss for other real estate owned for the three months ended March 31, 2011, which decreased $254,000 from a gain of $97,000 for the three months ended March 31, 2010. The losses were the result of valuation allowances placed against two properties with an aggregate carrying value of $978,000 that are under contract of sale and are expected to close during the next quarter. Gains on the sale of available-for-sale investment securities decreased $235,000 to $35,000 for the three months ended March 31, 2011 from $270,000 for the three months ended March 31, 2010.

During the three months ended March 31, 2011, non-interest expenses increased $188,000 to $4.1 million from $3.9 million for the three months ended March 31, 2010. Compensation and benefit expenses increased $90,000, or 4.7%, due to additional staffing for the Bank’s Bridgewater office which opened in June 2010 and severance payments for staff positions eliminated during the current quarter. Occupancy expenses increased $78,000, or 12.4%, due to the opening and operation of the new Bridgewater branch. The Federal Deposit Insurance Corporation deposit insurance premiums increased $73,000, or 25.7%. Partially offsetting these increases were decreases in professional fees and other miscellaneous expenses.

The Company recorded a tax benefit of $244,000 for the three months ended March 31, 2011, compared to a tax expense of $2,000 for the three months ended March 31, 2010.

Results from Operations for the Six Months Ended March 31, 2011

Net income decreased $530,000 during the six-month period ended March 31, 2011 compared with the six-month period ended March 31, 2010 due primarily to lower net interest and dividend income, which decreased $734,000 to $7.4 million during the six months ended March 31, 2011 from $8.1 million for the six months ended March 31, 2010. The decrease in the net interest and dividend income was due to lower yields and average balances of interest-earning assets.

The net interest margin decreased by 13 basis points to 3.07% for the six months ended March 31, 2011 compared to 3.20% for the six months ended March 31, 2010. The yield on interest-earning assets fell 43 basis points to 4.70% for the six months ended March 31, 2011 from 5.13% for the six months ended March 31, 2010 primarily due to the lower rate environment. The cost of interest-bearing liabilities fell 31 basis points to 1.76% for the six months ended March 31, 2011 from 2.07% for the six months ended March 31, 2010. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income decreased $734,000, or 9.1%, to $7.4 million during the six months ended March 31, 2011 from $8.1 million during the six months ended March 31, 2010.

Interest and dividend income decreased $1.7 million, or 13.3%, to $11.3 million for the six months ended March 31, 2011 from $13.0 million for the six months ended March 31, 2010. The average balance of interest-earning assets decreased $27.5 million, or 5.4%, while the yield on assets decreased 43 basis points to 4.70% for the six months ended March 31, 2011 compared with the prior year period. Interest expense decreased $998,000, or 20.4%, to $3.9 million for the six months ended March 31, 2011 from $4.9 million for the six months ended March 31, 2010. The average balance of interest-bearing liabilities decreased $29.9 million, or 6.3%, between the two periods while the cost on such liabilities fell 31 basis points to 1.76% for the six months ended March 31, 2011 compared with the prior year period.

The provision for loan losses was $836,000 for the six months ended March 31, 2011 compared to $1.2 million for the six months ended March 31, 2010. Net charge-offs were $1.8 million for the six months ended March 31, 2011 compared to $1.1 million for the six months ended March 31, 2010. Although net charge-offs were higher during the current six month period, the provision for loan losses was lower in comparison to the prior year period due to the reduction in the construction loan portfolio, which generally requires a larger provision than other loans.

The loan charge-offs during the six months ended March 31, 2011 resulted primarily from additional write-downs of loans previously deemed impaired. Four non-performing construction loans totaling $7.4 million were further written down by $1.0 million for the six months based on updated appraisals of the real estate securing the loans, reflecting continued depreciation from one year earlier. Of these four loans, two totaling $3.0 million at September 30, 2010 were transferred to other real estate owned. In addition, the Company wrote down three commercial real estate loans and two consumer loans totaling $3.9 million by $773,000 and two loans secured by residential mortgages totaling $294,000 by $55,000 during the six months ended March 31, 2011.

Non-interest income decreased $316,000, or 24.1%, to $1.0 million for the six months ended March 31, 2011 compared to $1.3 million for the six months ended March 31, 2010. The decrease was attributable to lower gains on the sales of assets. The Company recorded a $292,000 loss for other real estate owned for the six months ended March 31, 2011, which decreased $389,000 from a gain of $97,000 for the six months ended March 31, 2010. The losses were the result of valuation allowances placed against three properties having an aggregate carrying value of $3.9 million that are under contract of sale and are expected to close during the next quarter. Gains on the sale of available-for-sale investment securities decreased $314,000 to $35,000 for the six months ended March 31, 2011 from $349,000 for the six months ended March 31, 2010. Partially offsetting the lower gains were gains from the sales of loans, which increased $344,000 to $459,000 for the six months ended March 31, 2011 compared with $115,000 for the six months ended March 31, 2010.

During the six months ended March 31, 2011, non-interest expenses decreased $319,000 to $8.0 million from $8.3 million for the six months ended March 31, 2010. Compensation and benefit expenses decreased $760,000 during the six months ended March 31, 2011 primarily due to a one-time charge of $852,000 during the prior year period due to the resignation of the Company’s President and CEO.  Absent the charge from the prior year period, compensation and benefit expenses increased $92,000 due to additional staffing for the Bank’s Bridgewater branch office and severance payments for staff positions eliminated during the current period.

Partially offsetting the decrease in compensation and benefit expenses between the six months periods was an increase in occupancy expense of $123,000, or 9.8%, due to the opening and operation of the new Bridgewater branch, an increase in FDIC deposit insurance premiums of $155,000, or 28.1%, and an increase in other real estate owned expenses of $111,000, or 88.8%.

The Company recorded a tax benefit of $208,000 for the six months ended March 31, 2011, compared to a benefit of $321,000 for the six months ended March 31, 2010.

Balance Sheet Comparison

Total assets decreased $146,000 to $537.8 million during the six months ended March 31, 2011. A $9.4 million decrease in loans receivable, net of allowance for loan loss, and a $5.8 million decrease in cash and cash equivalents was partially offset by an $11.7 million increase in investment securities and a $3.7 million increase in other real estate owned.

Total loans receivable decreased $10.5 million during the six months ended March 31, 2011 to $398.1 million and were comprised of $161.8 million (40.6%) one-to-four family residential mortgage loans, $125.6 million (31.6%) commercial real estate loans, $39.7 million (10.0%) construction loans, $35.8 million (9.0%) commercial business loans, $22.1 million (5.5%) home equity lines of credit and $13.0 million (3.3%) other loans. Contraction of the portfolio during the six months ended March 31, 2011 occurred primarily in construction loans, which decreased $17.4 million, followed by a decrease of $3.6 million in residential mortgage loans. Commercial real estate loans increased $9.4 million, or 8.1%, and commercial business loans increased $2.1 million, or 6.3%.

Total non-performing loans decreased by $2.2 million to $25.8 million at March 31, 2011 from $28.0 million at September 30, 2010. The ratio of non-performing loans to total loans decreased to 6.5% at March 31, 2011 from 6.9% at September 30, 2010.

Included in the non-performing loan totals were fourteen construction loans totaling $13.2 million, fourteen commercial loans totaling $9.0 million, four residential mortgage loans totaling $2.3 million, three home equity lines of credit totaling $1.3 million, and two consumer loans totaling $18,000. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

During the six months ended March 31, 2011, the allowance for loan losses decreased $997,000 to $3.8 million. The decrease in the allowance for loan loss was primarily the result of lower construction loan balances, which decreased $17.4, or 30.5%, from September 30, 2010. The allowance for loan losses as a percentage of non-performing loans decreased to 14.6% at March 31, 2011 compared with 17.0% at September 30, 2010. At March 31, 2011, the Company’s allowance for loan losses as a percentage of total loans was 0.95% compared with 1.17% at September 30, 2010. It is the Company’s policy to immediately charge off specifically identified losses in its loan portfolio. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Investment securities increased $11.7 million to $70.4 million at March 31, 2011 from $58.7 million at September 30, 2010. The Company purchased $25.8 million of U.S. Government-sponsored enterprise obligations, received repayments totaling $11.6 million and sold one security totaling $2.0 million during the six months ended March 31, 2011.

Other real estate owned increased $3.7 million to $16.4 million at March 31, 2011 from $12.7 million at September 30, 2010. The increase was the result of the Bank’s acceptance of deeds-in-lieu of foreclosure on collateral securing three construction loans which consisted of two completed residential homes and one incomplete 10-unit condominium building. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

During the quarter ended March 31, 2011, the Company did not sell any properties from its other real estate owned portfolio. However, the Company has entered into contracts to sell $8.1 million of the properties held in other real estate owned. Valuation allowances for losses expected from these contracts have been recorded at March 31, 2011. No additional losses are expected on these sales.

Total deposits increased $2.6 million, or 0.6%, to $430.5 million during the six months ended March 31, 2011. The increase in deposits occurred in money market account balances, which increased $9.7 million, or 10.9%, to $99.0 million and in non-interest checking accounts, which increased $8.9 million, or 23.9%, to $46.2 million. Offsetting the increase were decreases in interest-bearing checking accounts, which decreased $11.0 million, or 21.4%, to $40.5 million and certificates of deposit (including individual retirement accounts), which decreased $4.9 million to $183.1 million. The Company’s ability to maintain its net interest margin in the first half of its fiscal year was largely a result of the replacement of higher-rate certificates of deposit with non-interest checking and money market balances.

Included with the total deposits at March 31, 2011 were $1.8 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $10.7 million in brokered certificates of deposit. At September 30, 2010 the Registry Service (CDARS) reciprocal certificates of deposit were $2.9 million and brokered certificates of deposit were $14.7 million.

During the three months ended March 31, 2011, the Company did not repurchase any shares. Through March 31, 2011, the Company had repurchased 66,970 shares at an average price of $9.39 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,798,831.

The Company’s book value per share increased to $7.57 at March 31, 2011 from $6.96 at March 31, 2010. The increase was due to the results of operations for the twelve months ended March 31, 2011.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(Unaudited)
Income Statement Data:
Interest and dividend income	$5,579	$6,467	$11,277	$13,009
Interest expense	1,875	2,365	3,901	4,899
Net interest and dividend income	3,704	4,102	7,376	8,110
Provision for loan losses	478	750	836	1,150
Net interest and dividend income after
provision for loan losses	3,226	3,352	6,540	6,960
Non-interest income	227	795	994	1,310
Non-interest expense	4,054	3,866	7,972	8,291
Income (loss) before income tax expense	(601)	281	(438)	(21)
Income tax expense (benefit)	(244)	2	(208)	(321)
Net income (loss)	$(357)	$279	$(230)	$300

Per Share Data:
Basic earnings (loss) per share	$(0.06)	$0.05	$(0.04)	$0.05
Diluted earnings (loss) per share	$(0.06)	$0.05	$(0.04)	$0.05
Book value per share, at period end	$7.57	$6.96	$7.57	$6.96

Selected Ratios (annualized):
Return on average assets	-0.27%	0.20%	-0.09%	0.11%
Return on average equity	-3.32%	2.82%	-1.05%	1.49%
Net interest margin	3.14%	3.30%	3.07%	3.20%

	At the Period Ended
	March 31,	September 30,
	2011	2010
Balance Sheet Data:
Assets	$537,803	$537,949
Loans receivable	398,208	408,652
Allowance for loan losses	3,769	4,766
Investment securities - available for sale, at fair value	28,009	14,187
Investment securities - held to maturity, at cost	42,397	44,479
Deposits	430,530	427,932
Borrowings	58,891	60,769
Shareholders' Equity	43,879	44,177

Asset Quality Data:
Non-performing loans	$25,790	$28,000
Other real estate owned	16,371	12,655
Total non-performing assets	42,161	40,655
Allowance for loan losses to non-performing loans	14.61%	17.02%
Allowance for loan losses to total loans receivable	0.95%	1.17%
Non-performing loans to total loans receivable	6.48%	6.85%
Non-performing assets to total assets	7.84%	7.56%
Non-performing assets to total equity	96.08%	92.03%